UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

AQUENTIUM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23402	11-2863244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20743 VACATION DRIVE

CANYON LAKE, CA 92587

(Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code: (951) 383-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

FORMATION OF WHOLLY OWNED SUBSIDAIRY

On March 1, 2017, Aquentium, Inc. board of directors approved the formation of a wholly owned subsidiary for the manufacturing of mineral spring bottled water infused with cannabidiol “CBD”.

Hemp-based CBDs have been developed as both supplements (e.g. oils and pills) and consumer products. Aquentium is in the process of developing its own proprietary CBD-infused bottled water product. This product targets the multi-billion dollar bottled water industry with an innovative new product that has potential health benefits.

Demand for hemp-based products is growing rapidly alongside the expanding market for health food and personal care products. Science shows that hemp has many health benefits as it is high in omega fatty acids, complete protein, fiber, magnesium, zinc, iron and other important nutrients. Hemp’s use as a superfood ingredient is expected to rise across a wide array of health food categories.

Some of North America’s largest retailers— including Costco, Superstore and Walmart —carry a variety of hemp products. The Hemp Industries Association estimates that the total annual retail sales of hemp food and body care products is approximately US$200 million in the United States and US$20 million to US$40 million in Canada.

Emerging CBD Industry

Tetrahydrocannabinol (“THC”) may be the most popular part of the cannabis plant for its psychoactive properties, but cannabidiol (“CBD”) has become the focus of a growing number of clinical studies. According to ProjectCBD, there are over 50 medical conditions where CBD has shown some promise in treating the underlying problems or alleviating symptoms, while many large pharmaceutical companies are engaging in new studies.

The legal hemp-based CBD market is projected to reach between $2.1 billion by 2020, according to Hemp Business Journal. Unlike psychoactive THC, the Industrial Hemp Farming Act of 2015 excluded hemp from the Drug Enforcement Administration’s controlled substances list, which effectively legalized hemp-derived CBDs. Many other countries around the world have similarly permitted the importation of hemp-based CBD products.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUENTIUM, INC.

Dated: March 1, 2017	By:	/s/ Mark Taggatz
	Name:	Mark Taggatz
	Title:	President

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